EXHIBIT 5
OPINION AND CONSENT OF DLA PIPER US LLP

DLA Piper US LLP 2000 University Avenue East Palo Alto, California 94303-2215 T 650.833.2000 F 650.833.2001 W www.dlapiper.com
April 27, 2007
Packeteer, Inc.
10201 N. De Anza Boulevard
Cupertino, CA 95014
     Ladies and Gentlemen:
     As legal counsel for Packeteer, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”) of up to 2,477,966 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the exercise of options and purchase rights granted under the Company’s 1999 Stock Incentive Plan and 1999 Employee Stock Purchase Plan (together, the “Plans”).
     We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.
     Based on such examination, we are of the opinion that the 2,477,966 shares of Common Stock which may be issued upon exercise of options and purchase rights granted under the Plans are duly authorized shares of the Company’s Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable.
     This opinion letter is given to you solely for use in connection with the issuance of the shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.
     Respectfully submitted,
     /s/ DLA Piper US LLP